UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

November 10, 2006

Date of Report (Date of earliest event reported)

MPS Group, Inc.

(Exact name of registrant as specified in its charter)

Florida	0-24484	59-3116655
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

1 Independent Drive, Jacksonville, Florida 32202

(Address of principal executive offices)

(Zip Code)

(904) 360-2000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 10, 2006, MPS Group, Inc. (the “Company”) and MPS Group International plc (the “U.K. Subsidiary”) entered into a $250 million revolving credit facility provided by a syndicate of banks and other financial institutions led by JPMorgan Chase Bank, N.A., as administrative agent. The credit facility provides for borrowings of up to $250 million in either U.S. dollars or certain foreign currencies by the Company or its U.K. Subsidiary. Pursuant to an accordion feature, the domestic portion of the credit facility may be increased from time to time by an additional $50 million under certain circumstances.

The credit facility, which expires November 10, 2011, contains certain financial and non-financial covenants relating to the Company’s operations, including maintenance of certain financial ratios. The Company may choose to pay interest at a rate per annum equal to either the applicable alternate base rate (defined as the greater of the then prevailing federal funds rate plus .50%, the prime rate, or the CD rate), or an adjusted applicable LIBOR rate plus an applicable margin (determined based on the Company’s leverage ratio). Repayment, if applicable, of funds borrowed under the credit facility is guaranteed by the material subsidiaries of the Company and its U.K. Subsidiary. At November 10, 2006, there were no borrowings under the credit facility, other than $7.6 million of standby letters of credit for certain operational matters.

Item 1.02	Termination of a Material Definitive Agreement.

On November 10, 2006, as a result of the entry by the Company and the U.K. Subsidiary into the credit facility described in item 1.01 hereof, the Company concurrently terminated its $150 million three-year revolving credit facility with a syndicate of lenders. This former facility would have otherwise expired by its terms on or about November 21, 2006.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information included pursuant to Item 1.01 is incorporated herein by reference under this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MPS Group, Inc.

Date: November 16, 2006

/s/ Gregory D. Holland
Gregory D. Holland Senior Vice President, Chief Legal Officer and Secretary